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                                                                    EXHIBIT 23.4

PERSONAL AND CONFIDENTIAL

April 20, 2000


Board of Directors
Visual Networks, Inc.
2092 Gaither Road
Rockville, MD 20850


Re: Registration Statement on Form S-4 of Visual Networks, Inc. relating to Common Stock being registered in connection with the below-referenced Agreement and Plan of Merger

Gentlemen:

Reference is made to our opinion letter dated February 7, 2000 with respect to the fairness from a financial point of view to Visual Networks, Inc. (the "Company") of the exchange ratio of a fraction of a share of Common Stock, par value $0.01 per share, of the Company equal to the Common Stock Conversion Ratio (as defined in the Agreement (as defined below)) to be paid for each share of Common Stock, par value $0.01 per share, of Avesta Technologies, Inc. ("Avesta") pursuant to the Agreement and Plan of Merger, dated as of February 7, 2000, among the Company, Visual Networks Acquisitions Three, Inc., a wholly-owned subsidiary of the Company, and Avesta (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary," "Background of the Merger," "Visual Networks' Reasons for the Merger," "Opinion of Visual Networks' Financial Advisor" and "Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)